Mail Stop 3561

 					October 6, 2005

Mr. Donald E. Brandt
Executive Vice President and Chief Financial Officer
Arizona Public Service Company
400 North Fifth Street
P.O. Box 53999, M.S. 9042
Phoenix, AZ 85072-3999

	Re:	Arizona Public Service Company
		Form 10-K for Fiscal Year Ended December 31, 2004
		Filed March 16, 2005
		Forms 10-Q for Fiscal Quarters Ended
		March 31, 2005 and June 30, 2005
		File No. 1-4473

Dear Mr. Brandt:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Jim Allegretto
							Senior Assistant Chief
Accountant